UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 9, 2010
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 2.02	Results of Operations and Financial Condition.
On February 9, 2010, Lions Gate Entertainment Corp. (the “Company,” “we,” “us” and “our”) issued a press release announcing our results of operations for the third quarter of 2010. The press release issued by us in connection with the announcement is furnished as Exhibit 99.1 and is incorporated herein by reference.
Free Cash Flow
In our press release, we disclosed free cash flow of $64.5 million for the quarter ended December 31, 2009. Free cash flow is a non-GAAP financial measure, as defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Net cash flows provided by (used in) operating activities were $35.7 million for the quarter ended December 31, 2009. A reconciliation of free cash flow to net cash flows provided by (used in) used in operating activities is included in Exhibit 99.1.
The non-GAAP financial measure, free cash flow, is in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Free cash flow is defined as net cash flows provided by (used in) operating activities, less purchases of property and equipment and plus or minus the net increase or decrease in production obligations. The adjustment for the production obligations is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films associated with production obligations prior to the time we actually pay for the film.
We believe that it is more meaningful to reflect the impact of the payment for these films in our free cash flow when the payments are actually made. We believe this non-GAAP measure provides useful information to investors regarding cash that our operating businesses generate whether classified as operating or financing activity (related to the production of our films) within our GAAP based statement of cash flows, before taking into account cash movements that are non-operational. Free cash flow is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry. Not all companies calculate free cash flow in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.
EBITDA
In our press release, we disclosed adjusted EBITDA of negative $9.8 million for the quarter ended December 31, 2009. EBITDA is a non-GAAP financial measure, as defined in Regulation G promulgated by the SEC. A reconciliation of both EBITDA and adjusted EBITDA, as defined to net income, is included in Exhibit 99.1.
EBITDA is defined as earnings before interest, income tax provision, depreciation and amortization, equity interests, and gains or losses on extinguishment of debt and the sale of equity securities. Adjusted EBITDA represents EBITDA, as defined above, adjusted for stock-based compensation, EBITDA attributable to non-controlling interest, certain non-recurring charges and non-risk prints and advertising expense. Stock-based compensation represents compensation expenses associated with stock options, restricted share units and stock appreciation rights. Non-recurring charges represent legal and other professional fees associated with a shareholder activist matter. Non-risk prints and advertising expense represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a guarantee that such expense will be recouped from the performance of the film (i.e., there is no risk of loss to the Company) net of an amount of the estimated amortization of participation expense that would had been recorded if such amount had not been expensed.

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We believe EBITDA, as defined, and adjusted EBITDA, as defined, to be a meaningful indicators of our performance that provide useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA, as defined, and adjusted EBITDA, as defined, are non-GAAP financial measures commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While we consider EBITDA, as defined, and adjusted EBITDA, as defined, to be important measures of comparative operating performance, they should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. EBITDA, as defined and adjusted EBITDA, as defined, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA, as defined or adjusted EBITDA, as defined, in the same manner and the measures, as presented, may not be comparable to similarly-titled measures presented by other companies.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 9, 2010

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2010	LIONS GATE ENTERTAINMENT CORP.
/s/ James Keegan
James Keegan
Chief Financial Officer

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